UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 24, 2011
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-8993 (Commission file number)	94-2708455 (I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Process

Our Compensation Committee is responsible for approving our compensation practices that affect executive officers and it specifically approves all compensation for our executive officers and for any employee with annual target compensation in excess of $1.5 million, other than employees of OneBeacon.  Following the initial public offering of OneBeacon Insurance Group, Ltd. in November 2006, our Compensation Committee determined that it would fully delegate to the Compensation Committee of the Board of Directors of OneBeacon (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers (“NEOs”) of the Company.

Base Salaries

We made no changes to base salaries for our NEOs.  Each of our NEOs receives a salary of $500,000 other than Reid T. Campbell who receives a salary of $450,000.

Annual Bonus Programs

The Compensation Committee approved annual bonuses to be paid to the following NEOs of the Company under the Company’s annual bonus programs.  The annual bonuses approved with respect to 2010 are as follows: Raymond Barrette, $243,750; David T. Foy, $232,500 Allan L. Waters, $225,000; and Reid T. Campbell, $210,000.

The OneBeacon Committee approved an annual bonus with respect to 2010 of $1,281,300 for T. Michael Miller.  The amount includes a discretionary bonus of $1,000,000 in recognition of Mr. Miller’s contribution to the transformation of OneBeacon to a specialty lines company, including the completion of the sale of OneBeacon’s personal lines business.

For 2011, the target annual bonus for each NEO is as follows:  Mr. Barrette, $375,000; Mr. Foy, $375,000; Mr. Waters, $250,000; Mr. Campbell, $337,500; and Mr. Miller, $375,000.

Long-Term Incentive Award Payouts and Grants

2008-2010 Performance Cycle Award Payouts.  For the 2008-2010 WTM performance share cycle, no shares were earned, which resulted in $0 payouts to Messrs. Foy and Campbell.  Mr. Barrette is not a participant in any current performance share cycles.

Under the White Mountains Re (“WMRe”) 2008-2010 performance unit plan, Mr. Waters’ units were harvested at 117% of target, which resulted in a payout of $4,353,464.

For the 2008-2010 OneBeacon performance share cycle, Mr. Miller’s OneBeacon performance shares were harvested at 69% of target, which resulted in a payout of $2,270,643.

OneBeacon Retention Bonus Payout.  Mr. Miller had a cash retention bonus that vested in February 2011.  The $3 million scheduled payout amount was reduced by the amount of the 2008-2010 OneBeacon performance share harvest payout, which resulted in a retention bonus payout of $729,357.

OneBeacon Restricted Stock Units.  The OneBeacon Committee certified that Mr. Miller earned 14,933 restricted stock units, resulting in $325,323 being mandatorily deferred into the OneBeacon Stock Fund in OneBeacon’s Deferred Compensation Plan.

2011-2013 Performance Cycle Grants.  Long-term incentive compensation for White Mountains executives (other than Mr. Barrette and operating company executives) is comprised of WTM performance shares and WTM restricted shares.  For this cycle, the target shares granted by the Compensation Committee to each NEO were split 50/50 between performance shares and restricted shares.

The Compensation Committee made the following grants to the NEOs (other than Messrs. Barrette and Miller): Mr. Foy, 4,250 performance shares and 4,250 restricted shares; Mr. Waters, 1,650 performance shares and 1,650 restricted shares; and Mr. Campbell, 2,800 performance shares and 2,800 restricted shares. The number of performance shares awarded at the end of the cycle will range from 0% to 200% of the target number granted.  Performance is measured against target growth in intrinsic business value per share of 10% per year over the cycle as confirmed by the Compensation Committee. Growth in intrinsic business value per share is calculated by equally weighting growth in economic value per share and growth in adjusted book value per share.

Mr. Waters also was granted 2,569 WMRe performance units (with a target value of $3.5 million) for the 2011-2013 performance cycle.  Each WMRe unit has an initial value of $1,000 and compounds in value by WMRe’s after-tax, levered underwriting return on capital (“uroc”) over the cycle.  The number of WMRe units awarded at the end of the cycle will range from 0% to 200% of the target number granted based on a uroc target of 11% per year over the cycle.

For Mr. Miller, for the 2011-2013 performance cycle, the OneBeacon Committee approved a grant of 108,748 target OneBeacon performance shares and a grant of 22,500 OneBeacon performance units (the units have a target value of $2.25 million).  The number of OneBeacon performance shares and OneBeacon performance units actually awarded at the end of the cycle will range from 0% to 200% of the target number granted. The target performance goal for the performance share plan was set at 11% per year growth in OneBeacon’s book value per share, adjusted for dividends.  The target performance goal for the performance unit plan has been set at a 94% average adjusted combined ratio.  The average adjusted combined ratio is the GAAP combined ratio adjusted to include sources of non-underwriting income or expense that are not included in the GAAP combined ratio but relate to operating performance of OneBeacon, including but not limited to management or other fees and gains/losses from the sale of any business or entity. Each OneBeacon performance unit has a fixed value of $100.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

DATED: March 1, 2011	By:	/s/ J. BRIAN PALMER
J. Brian Palmer
Vice President and Chief Accounting Officer